                                                              Exhibit 99(a)(iii)


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 11-K



                         ------------------------------



               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                    For the Fiscal Year Ended January 3, 1999


                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


Commission File Number  1-3215

                         ------------------------------


                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES

                            (Full title of the Plan)


                                JOHNSON & JOHNSON
                           ONE JOHNSON & JOHNSON PLAZA
                         NEW BRUNSWICK, NEW JERSEY 08933


           (Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office)

Item 4.  Financial Statements and Exhibits

         Report of Independent Accountants

         Financial Statements:
              Statements of Net Assets Available for Benefits, with Fund Information as of December 31, 1998 and 1997

              Statements of Changes in Net Assets Available for Benefits, with Fund Information for the years ended December 31, 1998 and 1997

         Notes to Financial Statements

Supplemental Schedules:
              Item 27a - Schedule of Assets Held For Investment
              Purposes at December 31, 1998

              Item 27d - Schedule of Reportable Transactions for the year ended December 31, 1998

              Item 27e - Schedule of Non-Exempt Transactions for the year ended December 31, 1998

Consent of PricewaterhouseCoopers LLP, dated June 24, 1999

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                              JOHNSON & JOHNSON SAVINGS PLAN
                              FOR UNION REPRESENTED EMPLOYEES


                                       By: /s/ R.J. Darretta
                                          --------------------------------
                                           R. J. Darretta
                                           Chairman, Pension Committee
June 25, 1999

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                                -----------------


                            FINANCIAL STATEMENTS AND
                             SUPPLEMENTAL SCHEDULES


                          AS OF AND FOR THE YEARS ENDED
                           DECEMBER 31, 1998 AND 1997

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                                      INDEX




Report of Independent Accountants                                                                2

Financial Statements:
            Statements of Net Assets Available for Benefits, with
            Fund Information as of December 31, 1998 and 1997                                    3-4

            Statements of Changes in Net Assets Available for
            Benefits, with Fund Information for the years ended
            December 31, 1998 and 1997                                                           5-6

            Notes to Financial Statements                                                        7-13

Supplemental Schedules:
            Item 27a - Schedule of Assets Held for Investment Purposes
            at December 31, 1998                                                                 14

            Item 27d - Schedule of Reportable Transactions for
            the year ended December 31, 1998                                                     15

            Item 27e - Schedule of  Non-Exempt Transactions for
            the year ended December 31, 1998                                                     16

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Pension and Benefits Committees of
Johnson & Johnson

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Johnson & Johnson Savings Plan for Union Represented Employees (the "Plan") as of December 31, 1998 and 1997, and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes, schedule of reportable transactions, and schedule of non-exempt transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for the purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. These supplemental schedules and fund information are the responsibility of the Plan's management. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


Florham Park, New Jersey                             PricewaterhouseCoopers LLP
June 11, 1999

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                             As of December 31, 1998


                                                                             PARTICIPANT DIRECTED
                                                 --------------------------------------------------------------------------------
                                                                  Fixed                J&J         Diversified          Total
                                                 USGS Fund    Interest Fund         Stock Fund     Equity Fund       Savings Plan
                                                 ---------    -------------         ----------     -----------       ------------
ASSETS:
Deposits in Group Annuity Contracts (Note 2)                     $1,860,044                                            $1,860,044

Investments at Fair Value (Notes 2 and 5)                                          $17,436,911                         17,436,911

Investments in Master Trust (Notes 2 and 5)     $1,008,405                                          $4,494,429          5,502,834

Accrued Dividends and Interest Receivable            4,297           10,121                214          25,069             39,701
                                                 ---------      -----------       ------------     -----------       ------------
                    Total Assets                 1,012,702        1,870,165         17,437,125       4,519,498         24,839,490
                                                 ---------      -----------       ------------     -----------       ------------

LIABILITIES:

Accrued Transfers                                   29,100          (4,801)           (68,400)          44,101
                                                 ---------      -----------       ------------     -----------       ------------
Net Assets Available for Benefits                $ 983,602      $ 1,874,966       $ 17,505,525     $ 4,475,397       $ 24,839,490
                                                 =========      ===========       ============     ===========       ============


                        See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                             As of December 31, 1997


                                                                             PARTICIPANT DIRECTED
                                                 -------------------------------------------------------------------------------
                                                                    Fixed              J&J          Diversified        Total
                                                 USGS Fund      Interest Fund       Stock Fund      Equity Fund     Savings Plan
                                                 ---------      -------------       ----------      -----------     ------------
ASSETS:

Deposits in Group Annuity Contracts (Note 2)                       $1,597,318                                        $ 1,597,318

Investments at Fair Value (Notes 2 and 5)                                          $12,291,567                        12,291,567

Investments in Master Trust (Notes 2 and 5)       $933,114                                           $3,069,219        4,002,333

Accrued Dividends and Interest Receivable            4,518              7,579              238            6,360           18,695
                                                  --------         ----------      -----------       ----------      -----------
    Total Assets                                   937,632          1,604,897       12,291,805        3,075,579       17,909,913


LIABILITIES:

Accrued Transfers                                   17,600             17,500          (37,200)           2,100
                                                  --------         ----------      -----------       ----------      -----------
Net Assets Available for Benefits                 $920,032         $1,587,397      $12,329,005       $3,073,479      $17,909,913
                                                  ========         ==========      ===========       ==========      ===========


                        See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                             with FUND INFORMATION
                      For The Year Ended December 31, 1998

                                                                            PARTICIPANT DIRECTED
                                                       -------------------------------------------------------------------------
                                                                        Fixed             J&J        Diversified       Total
                                                       USGS Fund     Interest Fund     Stock Fund    Equity Fund     Savings Plan
                                                       ---------     -------------     ----------    -----------     ------------
Employee Contributions (Note 3)                         $177,832        $349,624       $1,528,145       $761,834      $ 2,817,435

Employer Contributions  (Note 3)                                                          610,149                         610,149

Interest                                                  52,839         112,154            2,929                         167,922

Dividends                                                                                 190,534         50,401          240,935
                                                        --------      ----------      -----------     ----------      -----------
                                                         230,671         461,778        2,331,757        812,235        3,836,441

Additions to (Deductions From) Net Assets:

Payments to Participants (Note 4)                       (47,682)       (104,718)        (759,124)      (162,697)      (1,074,221)

Change in Unrealized Net Appreciation of Investment                                     3,262,162        395,659        3,657,821

Realized Net Gain on Sale of Investments                                                  180,470        365,123          545,593

Realized Net Gain on Stock Distributed                                                     32,455                          32,455

Assets Transferred (Note 2)                            (116,300)        (64,200)          176,000          4,500

Administrative Expenses                                  (3,119)         (5,291)         (47,200)       (12,902)         (68,512)
                                                        --------      ----------      -----------     ----------      -----------

Net Increase                                              63,570         287,569        5,176,520      1,401,918        6,929,577

Net Assets Available for Benefits, Beginning of Year     920,032       1,587,397       12,329,005      3,073,479       17,909,913
                                                        --------      ----------      -----------     ----------      -----------

Net Assets Available for Benefits, End of Year          $983,602      $1,874,966      $17,505,525     $4,475,397      $24,839,490
                                                        ========      ==========      ===========     ==========      ===========


                        See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                      For The Year Ended December 31, 1997


                                                                                       PARTICIPANT DIRECTED
                                                        ---------------------------------------------------------------------------
                                                                           Fixed            J&J         Diversified      Total
                                                        USGS Fund      Interest Fund     Stock Fund     Equity Fund   Savings Plan
                                                        ---------      -------------     ----------     -----------   ------------
Employee Contributions (Note 3)                         $244,456          $443,802       $1,198,488        $697,584     $2,584,330

Employer Contributions (Note 3)                                                             562,673                        562,673

Interest                                                  48,796           101,901            3,097                        153,794

Dividends                                                                                   146,281          37,409        183,690
                                                        --------        ----------      -----------      ----------    -----------
                                                         293,252           545,703        1,910,539         734,993      3,484,487

Additions to (Deductions From) Net Assets:

Payments to Participants (Note 4)                        (54,700)         (113,808)        (576,818)       (103,459)      (848,785)

Change in Unrealized Net Appreciation of Investments                                      2,371,878         251,300      2,623,178

Realized Net Gain on Sale of Investments                                                    194,679         386,920        581,599

Realized Net Gain on Stock Distributed                                                       58,160                         58,160

Assets Transferred (Note 2)                             (106,500)         (159,100)         386,400        (120,800)
                                                        --------        ----------      -----------      ----------    -----------
Net Increase                                             132,052           272,795        4,344,838       1,148,954      5,898,639

Net Assets Available for Benefits, Beginning of Year     787,980         1,314,602        7,984,167       1,924,525     12,011,274
                                                        --------        ----------      -----------      ----------    -----------
Net Assets Available for Benefits, End of Year          $920,032        $1,587,397      $12,329,005      $3,073,479    $17,909,913
                                                        ========        ==========      ===========      ==========    ===========


                        See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                          NOTES TO FINANCIAL STATEMENTS

1.      Organization:

        The Johnson & Johnson Savings Plan for Union Represented Employees (the "Plan" - a defined contribution plan) was established on January 1, 1993 by Johnson & Johnson (the "Company"). The Plan was designed to enhance the existing retirement program of eligible employees covered under collective bargaining agreements with the Company. The funding of the Plan is made through employee and Company contributions. The assets of the Plan are maintained in a Master Trust account ("Johnson & Johnson Savings Plan Trust") and transactions therein are executed by the trustee, Bankers Trust Company. The Johnson & Johnson Savings Plan Trust is allocated based upon the total of each individual participant's share of the Johnson & Johnson Savings Plan Trust.

2.      Summary of Significant Accounting Policies:

        Valuation of Investments:

        Equity investments in the Johnson & Johnson Stock Fund, administered by the Bankers Trust Company, are valued at the average of the high and low market price on the last business day of the year. The cost of equity investments in the Johnson & Johnson Stock Fund are recorded at the average market price of the stock transactions for the month during which the contribution is made.

        The investments in the U.S. Government Securities ("USGS"), Fixed Interest and Diversified Equity funds represent the Plan's share of assets in the Johnson & Johnson Savings Plan Trust. The USGS Fund consists of Short-term obligations that are issued or guaranteed by the U.S. Government. Investments are valued at cost which approximates market. Deposits in group annuity contracts in the Fixed Interest Fund are recorded at their contract value, which approximates fair value because these investments have fully benefit-responsive features. Contract value represents contributions and reinvested income, less any withdrawals plus accrued interest. Participants may direct the withdrawal or transfer of all or a portion of their investment at contract value. However, withdrawals influenced by employer initiated events, such as in connection with the sale of a business, may result in a distribution at other than contract value. There are no reserves against contract values for credit risk of contract issuers or otherwise. The average yield and crediting interest rate of the Fixed Interest Fund was 6.62 percent for 1998 and 7.33 percent for 1997. The crediting interest rate for the investment contracts is either agreed-to in advance with the issuer or varies based on an agreed-to formula, but cannot be less than zero.

        Certain reclassifications have been made to the 1997 Plan financial statements to conform to the 1998 presentation.

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                    NOTES TO FINANCIAL STATEMENTS, Continued

2.      Summary of Significant Accounting Policies, (Continued):

        Equity investments and corporate obligations in the Diversified Equity Fund, managed by the Capital Guardian Trust Company and J.P. Morgan Investment Management, Inc., are traded on a national securities exchange and are valued at the last reported market sales price on the last business day of the year. Investments in the Diversified Equity Fund are purchased periodically by Capital Guardian Trust Company and J.P. Morgan Investment Management, Inc. based on the prevailing market values of the underlying investments.

        Temporary cash investments are stated at redemption value which approximates fair value.

        Transfers:

        Transfers among funds, which are made at the participant's election, have been presented as assets transferred.

        Use of Estimates:

        The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

        Risks and Uncertainties:

        The Plan provides for various participant investment options in funds which can invest in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

        Other:

        Interest and dividend income is recorded as earned on the accrual basis. Purchases and sales of investment securities are reflected on a trade-date basis. Gains and losses on sales of investment securities are determined on the average cost method. Effective January 1, 1998, third party administrative expenses are paid by the Plan, except costs of entering new investment vehicles which will be paid primarily by Johnson & Johnson. Prior to January 1, 1998, third party administrative expenses were paid by the Company.

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                    NOTES TO FINANCIAL STATEMENTS, Continued

3.     Contributions:

       Participating employees may contribute a minimum of $0.16 per hour up to a maximum of $1.60 per hour up, depending on the negotiated contract rate, of the first forty hours worked in each payroll week. All contributions are on a pre-tax basis. Pre-tax contributions may not exceed $10,000 in 1998 and $9,500 in 1997. The Company contributes to the Plan, out of current or accumulated profits, an amount equal to 25% or 40% (depending on the negotiated collective bargaining agreement) of the employee directed contributions on the first $0.40 to $0.80 per hour directly into J&J Stock.

       Contributions are made to the Plan by participants through payroll deductions and by the Company on behalf of participants. Employee contributions are to be invested in any of the four investment funds at the direction of the participating employees.
       All Company contributions are made to the J&J Stock Fund.

       The number of participants invested in each fund at December 31, 1998 and 1997 was:

                                                          1998             1997
                                                          ----             ----
       U.S. Government Securities Fund                     542              588
       Fixed Interest Fund                                 767              812
       Johnson & Johnson Stock Fund                      2,166            1,693
       Diversified Equity Fund                           1,171            1,059

       Participants may elect to invest in more than one fund and can change their investment direction twice a year. A total of 2,167 and 2,113 active and former employees had investments in the Plan for 1998 and 1997, respectively.

4.     Participant Accounts and Benefits:

       All participants are fully vested in their contributions and the Company match. The benefit to which a Plan participant is entitled is the amount provided by contributions (Company and participant) and investment earnings thereon (including net realized and unrealized investment gains and losses) which have been allocated to such participant's account balance. Allocations are based on participant's earnings or account balances, as defined.

       Participants may withdraw before-tax contributions only upon meeting certain hardship conditions.

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                    NOTES TO FINANCIAL STATEMENTS, Continued


5.     Investments:

       Investments held by the Plan as of December 31, 1998 are summarized as follows:

                                                              Johnson & Johnson
                                                                Stock Fund
                                                       ----------------------------
                                                        Fair Value           Cost
                                                        ----------           ----
       Common Stocks:
          Johnson & Johnson                            $17,427,035        $8,947,697
       Temporary Cash Investments                            9,876             9,876
                                                       -----------        ----------
                                                       $17,436,911        $8,957,573
                                                       ===========        ==========

       The investments in the USGS, Fixed Interest, and the Diversified Equity Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 0.5% of fair value) held by the Johnson & Johnson Savings Plan Trust. Total investments held by the Savings Plan Trust on behalf of the Plan and the Johnson & Johnson Savings Plan are summarized as follows:

              Description                                                     Fair Value              Cost
              -----------                                                     ----------              ----

              USGS Fund:
                  U.S. Government Securities - Short Term                    $30,466,695           $30,466,695
                  Other*                                                         138,992               138,992

              Fixed Interest Fund:
                  Deposits in Group Annuity Contracts                        634,215,282           634,215,282
                  Other*                                                       3,286,951             3,286,951

              Diversified Equity Fund:
                  Common Stocks                                              764,674,566           548,124,829
                  Other*                                                       4,178,130             4,178,130
                                                                          --------------         -------------
                                                                          $1,436,960,616        $1,220,410,879
                                                                          ==============        ==============

       * Other consists of interest and/or dividends receivable.

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                    NOTES TO FINANCIAL STATEMENTS, Continued

5.     Investments, (continued):

       Investments held by the plan as of December 31, 1997 are summarized as follows:

                                                             Johnson & Johnson
                                                                Stock Fund
                                                       -----------------------------
                                                        Fair Value          Cost
                                                        ----------          ----
       Common Stocks:
           Johnson & Johnson                           $12,291,539        $7,074,363
       Temporary Cash Investments                               28                28
                                                       -----------        ----------
                                                       $12,291,567        $7,074,391
                                                       ===========        ==========

       The investments in the U.S.G.S., Fixed Interest, and the Diversified Equity Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 0.5% of fair value) held by the Johnson & Johnson Savings Plan Trust. Total investments held by the Trust on behalf of the Plan and the Johnson & Johnson Savings Plan are summarized as follows:

              Description                                                     Fair Value               Cost
              -----------                                                     ----------               ----
              USGS Fund:
                  U.S. Government Securities - Short Term                    $23,731,721           $23,731,721
                  Other*                                                         114,306               114,306
              Fixed Interest Fund:
                  Deposits in Group Annuity Contracts                        620,414,165           620,414,165
                  Other*                                                       2,943,913             2,943,913
              Diversified Equity Fund:
                  Common Stocks                                              554,290,739           406,787,164
                  Other*                                                       1,156,321             1,154,321
                                                                          --------------        --------------
                                                                          $1,202,651,165        $1,055,147,590
                                                                          ==============        ==============

       * Other consists of interest and/or dividends receivable.

        Realized gains on investments sold and distributed during the years ended December 31, 1998 and 1997 are summarized as follows:

                                 J&J Stock Fund                               Diversified Equity Fund
                  -----------------------------------------            ----------------------------------------
                  Book Value        Proceeds         Gain              Book Value        Proceeds        Gain
                  ----------        --------         ----              ----------        --------        ----
      1998         $321,078         $534,003       $212,925            $3,072,462       $3,437,585     $365,123
      1997         $293,544         $546,383       $252,839            $2,374,058       $2,760,978     $386,920

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                    NOTES TO FINANCIAL STATEMENTS, Continued


6.   Tax Status:

     The Internal Revenue Service has determined and informed the Company by a letter dated April 26, 1996, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC.

7.   Termination Priorities:

     The Company has the right to terminate the Plan at any time and in the event the Plan is terminated, subject to conditions set forth in ERISA, the amount of each participant's account balance in the Plan is fully vested.

8.   Concentrations of Credit Risk

     Financial instruments which potentially subject the Plan to concentrations of credit risk consist principally of the Fixed Interest Fund holdings in fully benefit-responsive group annuity contracts with insurance and other financial institutions.

     The Fund places its fully benefit-responsive group annuity contracts with high-credit quality institutions and, by policy, limits the amount of credit exposure to any one financial institution. If any of the insurance companies that the group annuity contracts are invested with fail to perform according to the contract, the asset value of the Plan could be impaired.

9.   Reconciliation of Financial Statements to Form 5500:

     The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:


                                                                                  December 31,      December 31,
                                                                                      1998              1997
                                                                                      ----              ----
       Net Assets Available for Benefits                                          $24,839,490        $17,909,913
         Per the Financial Statements
       Amounts Allocated to Withdrawing Participants                                  (52,942)           (51,617)
                                                                                  -----------        -----------
       Net Assets Available for Benefits Per the Form 5500                        $24,786,548        $17,858,296
                                                                                  ===========        ===========

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                    NOTES TO FINANCIAL STATEMENTS, Continued


9.     Reconciliation of Financial Statements to Form 5500 (continued):

                                                                                    Year Ended        Year Ended
                                                                                   December 31,      December 31,
                                                                                       1998              1997
                                                                                       ----              ----
       Benefits Paid to Participants Per the Financial Statements                  $1,074,221           $848,785

       Add: Amounts Allocated to Withdrawing Participants at
              December 31, 1998 and 1997                                               52,942             51,617

       Less: Amounts Allocated to Withdrawing Participants
              at December 31, 1997 and 1996                                           (51,617)           (39,613)
                                                                                   -----------        -----------
       Benefits Paid to Participants Per the Form 5500                             $1,075,546           $860,789
                                                                                   ===========          ========

       Amounts allocated to the withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 1998 and 1997 but not yet paid as of that date.

                                                           Supplemental Schedule

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                             AS OF DECEMBER 31, 1998


FACE AMOUNT
   OR SHARES      ISSUES                                               COST                     FAIR VALUE
   ---------      ------                                               ----                     ----------

                  J&J STOCK FUND

                  Common Stock

208,084 shs.      Johnson & Johnson                                   $8,947,697               $17,427,035

                  Temporary Investments

                  BT Pyramid Directed
$ 9,876           Account Cash Fund                                        9,876                     9,876
                                                                      ----------               -----------
                  Total J&J Stock Fund                                $8,957,573               $17,436,911
                                                                      ==========               ===========

                                                           Supplemental Schedule

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                 ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                    DISPOSED                                   ACQUIRED
                            ----------------------------------------------------   ---------------------------
SECURITY/PARTY                                                            GAIN/
DESCRIPTION                       SALES       COSTS        PROCEEDS      (LOSS)         PURCHASES      COSTS
-----------                       -----       -----        --------      ------         ---------      -----
                            # of Transactions                                       # of Transactions

SERIES OF TRANSACTIONS:

BT Pyramid Directed
Account-Cash Fund              (a)          $1,764,740     $1,764,740       0                (a)      $1,800,448

Johnson & Johnson
Common Stock                                                                                120       $1,719,849


(a) Trustee is unable to provide detailed information on the number of transactions.

                                                           Supplemental Schedule

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                 ITEM 27e - SCHEDULE OF NON-EXEMPT TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                             PURCHASES                                            SALES
                           ------------------------------------------              ----------------------------
NAME                       AFFILIATION                       COST                  SALES PRICE             GAIN
----                       -----------                       ----                  -----------             ----
Johnson & Johnson
Common Stock               Plan Administrator             $1,719,849                   $ -                  $ -

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-52252) of Johnson & Johnson of our report dated June 11, 1999 relating to the financial statements and financial statement schedules of the Johnson & Johnson Savings Plan for Union Represented Employees, which appears in this Form 11-K.





Florham Park, New Jersey                        PricewaterhouseCoopers LLP
June 24, 1999